Exhibit 23.6

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-4 of Avista Healthcare Public Acquisition Corp. of our report dated November 7, 2017 relating to the financial statements of NuTech Medical Target Business, appearing in this Registration Statement on Form S-4.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts

November 2, 2018